Exhibit 99.1

Investor Relations contact: Stephen P. Golden Vice President, Investor Relations sgolden@ironmountain.com (617) 535-4766

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Announces $950 Million Debt Offering

Boston—August 7, 2012—Iron Mountain Incorporated (NYSE: IRM) announced today a proposed public offering of $950 million in aggregate principal amount of its Senior Subordinated Notes due 2024.  The Company intends to use the net proceeds from the offering for the redemption of all of its outstanding 6-5/8% Senior Subordinated Notes due 2016 and 8-3/4% Senior Subordinated Notes due 2018, to repay existing indebtedness under its revolving credit facility and for general corporate purposes, including funding a portion of the costs it expects to incur in connection with its proposed conversion to a real estate investment trust.   The exact terms and timing of the offering will depend upon market conditions and other factors.

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, BofA Merrill Lynch, HSBC Securities (USA) Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and Barclays Capital Inc. are joint book-running managers for the offering.

Iron Mountain Incorporated is making the offering under an effective shelf registration statement.  This offering will be made solely by means of a prospectus supplement and related base prospectus, copies of which may be obtained on the SEC Web site at www.sec.gov.  Alternatively, the underwriters will arrange to send you the prospectus supplement and related base prospectus if you request them by contacting 866-718-1649.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  This announcement does not constitute a notice of redemption of the 6-5/8% notes or the 8-3/4% notes referred to above.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world.

#                                         #                                         #